February 11, 2020

Board of Directors – Notis Global, Inc.

Chairman – Ambassador Ned L. Seigel

Cc: Corporate Counsel – James Carroll

Letter of Resignation

I have notified Trava, LLC that as of ***immediately***, I am resigning from the Board of Directors for Notis Global, Inc. I can no longer work under these conditions, or for a company which conducts itself in the manner Notis does.

As we know, we were all one new unit (except for Ned). The four of us beginning our tenures together in 2017, with Tom also helping fill the 'interim CEO' role. We had a powerhouse in Randy Katz representing us with BH and often expressed how lucky we were to have Steven and Drew at the helm, while being able to also bring on a highly acclaimed consultant in Stuart Benson. Today, Notis Global, Inc. has only two board members (its 'Redwood' nominees) and Ned as Chair. Steven and Drew resigned and filed formal employment grievances against the company and Randy Katz, was told to stand down by BH.

Recently:

- Stuart and Chuck have both sent formal and official emails to the Board about significant ethical concerns relating to agreements signed by Tom and Ned.
- Stu blew the whistle when Drew alerted him about money that shouldn't have been leaving the account. He sent us an email on September 5th, 2019 suggesting we "discuss sooner rather than later". This is (allegedly) two weeks after Stu first asked Ned about it…and after he had come to realize that Ned was *never* going to 'send it along to the Board'.
- Chuck had enough soon thereafter when he learned about several other deals, which troubled him. In his email, he reminded the Board (not me) that he was 'promised' that no more execution limitations would ever be violated again.

- The company's new Corporate Counsel was not notified about the investigation into Tom and Ned, which was initiated by Randy. I have constantly asked for updates.
- The company has defaulted on multiple agreements, and lawsuits have been filed by major former partners and creditors.

Ned and Judy, you both suggested I speak to Barry about any questions I may have, but he believes it can wait until March. Jim Carroll couldn't find even 5 minutes to speak to me today – also proving that he is in no hurry to produce minutes of our last two board calls. Calls where I am voicing my concern, but to no avail. Similar minutes to the ones Judy recently took during a call in which she did not even put one item I asked be put on the record. Unfortunately, as the record does reflect, Chuck had to end the call early. Unlike Jim though, at least she provides minutes in under two hours rather than Jim's multiple (only) promised days later. I am told not to email, but rather to pick up the phone and call, however, those calls are rarely ever answered/called back and when Ned's on the call, he can only resort to using "executive power" in threatening to end calls if I were to say another word. Tom has been unwilling to work properly for a long time, but due to the open investigation, I will not comment on that further.

Also, the company has proven that it has no use for me. My emails are rarely returned - especially the ones pertaining to the same concerns my fellow/former colleagues voiced (above). Whether I want to discuss a variance in the excel spreadsheets from the Board Meeting in New York and/or discuss the conflict-of-interest concerns relating to joint venture's Tom and Ned have entered the company into -- it wasn't happening. Since 2017, I have only shown my utmost respect, responsibility, and work ethic to this company -- and my fiduciary duty to it even though we constantly were left unpaid and still are as it stands today. Unfortunately, my efforts were not wanted nor needed. For these reasons and amongst others, I am truly sad to say that I have no other choice but to resign from the Board of Notis Global, Inc.

Andrew Kantarzhi